Exhibit 10.5

AMENDMENT NO. 1

TO MANAGEMENT SERVICES AGREEMENT

This AMENDMENT NO. 1 TO MANAGEMENT SERVICES AGREEMENT (this “Amendment”), dated as of April 21, 2020, is entered into by and between 1847 GOEDEKER INC., a Delaware corporation (the “Company”), and 1847 PARTNERS LLC, a Delaware limited liability company (the “Manager”).

RECITALS

A. The Company and the Manager have previously entered in that certain Management Services Agreement, dated April 5, 2019 (the “MSA”).

B. The Company is in the process of filing a registration statement on Form S-1 relating to a firm commitment initial public offering of its securities (the “IPO”). In connection with the IPO, the Company and the Manager desire to amend the MSA as set forth herein effective as of the closing of the IPO.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Amendment. Section 7.1(a) of the MSA is amended and restated in its entirety to read as follows:

“Subject to the terms and conditions set forth in this Section 7.1, for the term of this Agreement, as payment to the Manager for performing Services hereunder during any Fiscal Quarter or any part thereof, the Company shall pay a quarterly management fee to the Manager on each Management Fee Payment Date equal to $62,500 (the “Management Fee”); provided, however, that (i) with respect to the Fiscal Quarter in which the Commencement Date occurs, the Management Fee with respect to such Fiscal Quarter or part thereof shall be equal to the product of (x) the Management Fee, multiplied by (y) a fraction, the numerator of which is the number of days from and including the Commencement Date to and including the last day of such Fiscal Quarter and the denominator of which is the number of days in such Fiscal Quarter, (ii) with respect to the Fiscal Quarter in which this Agreement is terminated, the Management Fee with respect to such Fiscal Quarter or part thereof shall be equal to the product of (x) the Management Fee, multiplied by (y) a fraction, the numerator of which is the number of days from and including the first day of such Fiscal Quarter to but excluding the date upon which this Agreement is terminated and the denominator of which is the number of days in such Fiscal Quarter, (iii) if the aggregate amount of Management Fees paid or to be paid by the Company, together with all other management fees paid or to be paid by all other Subsidiaries of the Parent to the Manager, in each case, with respect to any Fiscal Year exceeds, or is expected to exceed, 9.5% of the Parent’s Gross Income with respect to such Fiscal Year, then the Manager agrees that the Management Fee to be paid by the Company for any remaining Fiscal Quarters in such Fiscal Year shall be reduced, on a pro rata basis determined by reference to the management fees to be paid to the Manager by all of the Subsidiaries of the Parent, until the aggregate amount of the Management Fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other Subsidiaries of the Parent to the Manager, in each case, with respect to such Fiscal Year, does not exceed 9.5% of the Parent’s Gross Income with respect to such Fiscal Year, and (iv) if the aggregate amount the Management Fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other Subsidiaries of the Parent to the Manager, in each case, with respect to any Fiscal Quarter exceeds, or is expected to exceed, the aggregate amount of the management fee (before any adjustment thereto) calculated and payable under the Parent MSA (the “Parent Management Fee”) with respect to such Fiscal Quarter, then the Manager agrees that the Management Fee to be paid by the Company for such Fiscal Quarter shall be reduced, on a pro rata basis, until the aggregate amount of the Management Fee paid or to be paid by the Company, together with all other management fees paid or to be paid by all other Subsidiaries of the Parent to the Manager, in each case, with respect to such Fiscal Quarter, does not exceed the Parent Management Fee calculated and payable with respect to such Fiscal Quarter. The Management Fee shall be paid in U.S. dollars by wire transfer in immediately available funds to an account or accounts designated by the Manager from time to time.”

2. Effective Time of Amendment; Effect of Amendment. This Amendment is conditioned upon and shall only become effective upon the closing of the IPO. Except as amended as set forth above, the MSA shall continue in full force and effect. In the event of a conflict between the provisions of this Amendment and the MSA, this Amendment shall prevail and govern.

3. Counterparts. This Amendment may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

4. Governing Law. This Amendment shall be governed by and interpreted and construed in accordance with the laws of the State of New York, without regard to the conflicts of law provisions thereof to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

1847 GOEDEKER INC.

By:	/s/ Douglas Moore
Name:	Douglas Moore
Title:	Chief Executive Officer

1847 PARTNERS LLC

By:	/s/ Ellery W. Roberts
Name:	Ellery W. Roberts
Title:	Manager